PROSPECTUS SUPPLEMENT                      Filed Pursuant to Rule 424(b)5
---------------------                      Registration Statement No. 333-57104,
(to Prospectus dated March 28, 2001)               333-57104-01 and 333-57104-02


PRELIMINARY PROSPECTUS SUPPLEMENT        SUBJECT TO COMPLETION DATED MAY 8, 2001
(TO PROSPECTUS DATED MARCH 28, 2001)
--------------------------------------------------------------------------------
6,000,000 Shares
[ALLETE LOGO]


COMMON STOCK
--------------------------------------------------------------------------------

Outstanding shares of common stock, without par value, together with attached preferred share purchase rights (collectively "common stock") of ALLETE, Inc. are, and the shares of common stock offered hereby ("Offered Stock") will be, listed on the New York Stock Exchange (Symbol: ALE). The last reported sale price of the common stock on the New York Stock Exchange composite tape on May 7, 2001 was $24.63 per share.

The underwriters have a 30-day option to purchase a maximum of 900,000 additional shares to cover over-allotments of shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                Underwriting      Proceeds to
                                   Price to     discounts and    ALLETE (before
                                    Public       commissions       expenses)
--------------------------------------------------------------------------------
Per Share                             $               $                $
--------------------------------------------------------------------------------
Total                                 $               $                $
--------------------------------------------------------------------------------
Total Assuming Full Exercise
of Over-Allotment Option              $               $                $
--------------------------------------------------------------------------------

ALLETE currently expects to deliver the Offered Stock to the underwriters in New
York City on or about         , 2001

                                   UBS WARBURG

ROBERT W. BAIRD & Co.                                Janney Montgomery Scott LLC




                    Prospectus Supplement dated    , 2001.


The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                 [ALLETE LOGO]


       [GRAPH DEPICTING ASSETS BY BUSINESS SEGMENT AS OF MARCH 31, 2001]

       [MAP DEPICTING LOCATION OF ALLETE OPERATIONS AS OF APRIL 30, 2001]

You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither ALLETE nor any underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither ALLETE nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

                           ---------------------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement.............................................S-4
Summary .....................................................................S-4
The Offering.................................................................S-4
ALLETE.......................................................................S-4
Selected Financial Information...............................................S-8
Capitalization...............................................................S-9
Use of Proceeds..............................................................S-9
Dividends and Price Range....................................................S-9
Underwriting................................................................S-10
Legal Opinions..............................................................S-11


                                   PROSPECTUS

About this Prospectus..........................................................2
Where You Can Find More Information............................................2
Incorporation by Reference.....................................................2
Safe Harbor Statement Under the Private Securities Litigation Reform
  Act of 1995..................................................................3
ALLETE.........................................................................4
ALLETE Capital II and ALLETE Capital III.......................................6
Use of Proceeds................................................................6
Consolidated Ratios of Earnings to Fixed Charges and Ratios of Earnings to
  Fixed Charges and Preferred Dividends........................................7
Description of Common Stock....................................................7
Description of First Mortgage Bonds...........................................11
Description of Debt Securities................................................15
Description of Preferred Trust Securities and Common Trust Securities.........23
Description of the Guarantee..................................................30
Description of Junior Subordinated Debentures.................................33
Plan of Distribution..........................................................42
Experts.......................................................................43
Legal Opinions................................................................44

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this common stock offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     This prospectus supplement contains forward looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements see "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995" in the accompanying prospectus.

                                     SUMMARY

     This summary highlights information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before purchasing the Offered Stock. Unless the context requires otherwise, references to "we", "us" or "our" refer collectively to ALLETE and its subsidiaries.

                                  THE OFFERING

Securities offered by ALLETE.................  6,000,000 shares of common stock, without par value, together
                                               with attached preferred share
                                               purchase rights.

Indicated current annual dividend rate.......  $1.07 per share

1999-2001 price range (through May 7, 2001)..  $26.13 - $14.75 (adjusted to reflect a 2:1 stock split on
                                               March 3, 1999)

Shares outstanding at April 30, 2001.........  75,685,479

Listed.......................................  New York Stock Exchange
                                               (Symbol: ALE)

Use of proceeds..............................  Net proceeds will be used to repay outstanding commercial
                                               paper and for general corporate
                                               purposes.

                                     ALLETE

     The information in this section replaces in its entirety the information in the "ALLETE" section beginning on page 5 of the accompanying prospectus.

     ALLETE has been incorporated under the laws of the State of Minnesota since 1906. Before September 1, 2000 ALLETE did business under the name Minnesota Power, Inc. On May 8, 2001, ALLETE legally changed its name from Minnesota Power, Inc. to ALLETE, Inc. ALLETE is a multi-services company and has 15,900 employees in 43 states and nine Canadian provinces engaged in its four business segments:

     (1) Energy Services, which include electric and gas services, coal mining and telecommunications;

     (2) Automotive Services, which include a network of vehicle auctions, a finance company and several subsidiaries that are integral parts of the vehicle redistribution business;

     (3)  Water Services, which include water and wastewater services; and

     (4) Investments, which include real estate operations, investments in emerging technologies related to the electric utility industry and a securities portfolio.

ENERGY SERVICES

     The Energy Services segment, which includes Minnesota Power, primarily generates, transmits, distributes, markets and trades electricity. In addition, Energy Services include coal mining and telecommunications in and near Minnesota Power's electric utility service area. As of March 31, 2001, Minnesota Power supplied retail electric service to 130,000 customers in northeastern Minnesota. Superior Water, Light and Power Company, a wholly owned subsidiary, provided electric, natural gas, and water services to 14,000 electric customers, 12,000 natural gas customers and 10,000 water customers in northwestern Wisconsin as of March 31, 2001. Split Rock Energy LLC, formed as an alliance between Minnesota Power and Great River Energy, combines power supply capabilities and customer loads to share market and supply risks and to optimize power trading opportunities. Split Rock contracts for exclusive services from MPEX, Minnesota Power's power marketing division.

     BNI Coal, Ltd., another wholly owned subsidiary, owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative, presently consume virtually all of BNI Coal's production of lignite coal under cost-plus coal supply agreements expiring in 2027. Under an agreement with Square Butte, Minnesota Power purchases approximately 71 percent of the output from the Square Butte unit which is capable of generating up to 455 megawatts. Minnkota Power has an option to extend its coal supply agreement to 2042.

     Other subsidiaries within the Energy Services business segment include:

     o Electric Outlet, Inc., doing business as Electric Odyssey, which is a retail, catalog and e-commerce merchandiser that sells unique products for the home, office and travel;

     o Minnesota Power Telecom, Inc., which provides high reliability fiber optic-based communication and advanced data services to businesses and communities in Minnesota and Wisconsin; and

     o Rainy River Energy Corporation, which is engaged in wholesale power marketing.

     Minnesota Power has large power contracts to sell power to 12 industrial customers, each requiring 10 megawatts or more of generating capacity. These contracts require the payment of minimum monthly demand charges that cover the fixed costs associated with having capacity available to serve each of these customers, including a return on common equity. Each contract continues past the contract termination date unless the required four-year advance notice of cancellation has been given.

AUTOMOTIVE SERVICES

     Automotive Services include several subsidiaries which are integral parts of the vehicle redistribution business.

     ADESA Corporation, a wholly owned subsidiary, is the second largest vehicle auction network in North America. Headquartered in Indianapolis, Indiana, ADESA owns, or leases, and operates 54 vehicle auction facilities in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, automobile fleet/lease companies, banks and finance companies. ADESA also owns 21 vehicle auctions in the United States and Canada that provide "total loss" vehicle recovery services to insurance companies.

     Automotive Finance Corporation, another wholly owned subsidiary, provides inventory financing for wholesale and retail automobile dealers who purchase vehicles from ADESA auctions, independent auctions, other auction chains and other outside sources.

     Other subsidiaries within the Automotive Services business segment include:

     o Great Rigs Incorporated, which is one of the nation's largest independent used automobile transport carriers with more than 140 automotive carriers, the majority of which are leased;

     o PAR, Inc., doing business as PAR North America, which provides customized vehicle remarketing services to various customers such as banks, captive finance, commercial fleets and rental car dealers in the United States and Canada;

     o AutoVIN, Inc., 90 percent owned, which provides professional field information service to the automotive industry and the industry's secured lenders. Services provided include vehicle condition reporting, inventory verification auditing, program compliance auditing and facility inspection; and

     o ADESA Importation Services, Inc., which is the second largest independent commercial registered importer of vehicles in the United States.

WATER SERVICES

     Water Services include Florida Water Services Corporation, Heater Utilities, Inc., Georgia Water Services Corporation, Instrumentation Services, Inc. and Americas' Water Service Corporation, each a wholly owned subsidiary. Florida Water, the largest investor owned water supplier in Florida, owns and operates water and wastewater treatment facilities within that state. As of March 31, 2001, Florida Water served 153,000 water customers and 74,000 wastewater customers, and maintained 157 water and wastewater facilities throughout Florida. As of March 31, 2001, Heater Utilities, which provides water and wastewater treatment services in North Carolina, served 44,000 water customers and 5,000 wastewater treatment customers. Georgia Water provides wastewater treatment services to 1,000 customers near Atlanta, Georgia. Instrumentation Services provides predictive maintenance and instrumentation consulting services to water and wastewater utilities in the southeastern United States as well as Texas and Minnesota. Americas' Water Services offers contract management, operations and maintenance services for water and wastewater treatment facilities to governments and industries.

INVESTMENTS

     Investments consist of real estate operations, investments in emerging technologies related to the electric utility industry and an actively traded securities portfolio. Through subsidiaries, ALLETE owns Florida real estate operations at Cape Coral and Lehigh Acres adjacent to Fort Myers, at Palm Coast in northeast Florida and at Sugarmill Woods in Citrus County. Since 1985, ALLETE has invested $39.3 million in start-up companies that are developing technologies that may be used by the electric utility industry. As of March 31, 2001, ALLETE's trading and available-for-sale securities portfolio had a fair value of approximately $118.4 million.

OUTLOOK

Corporate

     We expect to continue to focus on attaining our strategic objectives of substantially growing earnings, achieving market leadership in each of our businesses, significantly enhancing total shareholder return with the objective of increasing our market capitalization to over $4 billion by 2005 and achieving market recognition as a multi-services company. We plan to achieve these goals through selective acquisitions and internal growth while maintaining our credit and security ratings within our businesses. Our $438 million investment in new vehicle auction facilities during 2000, followed by our $63 million investment in auction facilities that provide "total loss" vehicle recovery services in January 2001, are consistent with our growth strategy. These investments are expected to contribute to our goal of 12% earnings growth in 2001.

Energy Services

     Energy Services continues to be a strong cash flow generator for us. Our access to and ownership of low-cost power are the greatest strengths of Energy Services and we will continue to look for opportunities to add to our low-cost energy portfolio. We have more than adequate generation to serve our customer base. Energy in excess of our customers' requirements is marketed through MPEX, a division of Minnesota Power, and Split Rock Energy LLC.

     Energy Services continues to pursue plans to construct in partnership with Wisconsin Public Service Corporation a 250-mile, 345-kilovolt transmission line from Wausau, Wisconsin to Duluth, Minnesota and pursue regional wholesale merchant generating plant opportunities. Energy Services intends to seek additional cost savings alternatives and efficiencies, and expand its non-regulated services to maintain its contribution to overall net income.

Automotive Services

     We anticipate earnings from Automotive Services to increase by more than 40% in 2001. This earnings growth includes a 10% to 15% increase in earnings before interest, taxes, depreciation, amortization and lease expense from same store ADESA auction facilities.

     Vehicle sales within the auto auction industry are expected to rise at a rate of 2% to 4% annually over the next several years. With the continuing popularity of leasing and the high cost of new vehicles, a steady flow of vehicles is expected to return to auction. Automotive Services also expects to participate in the industry's growth through selective acquisitions and expanded services. We will continue to look for accretive acquisitions in the wholesale vehicle and "total loss" recovery auction businesses.

     ADESA and Automotive Finance Corporation continue to focus on growth in the volume of vehicles sold and financed, increased ancillary services, and operating and technological efficiencies. Great Rigs Incorporated, PAR, Inc. and ADESA Importation Services, Inc. plan to participate in the growth of auction volume and enhance market share.

Water Services

     Florida Water will continue to grow by selectively acquiring targeted water systems. The strategic emphasis at Heater is growth in North Carolina. Both Florida Water and Heater operate in states that are currently experiencing rapid population growth, which should result in expected annual customer growth of 4% to 7% over the next two years.

Investments

     Over the last five years, sales by real estate operations have been on average three to four times more than the acquisition cost of property sold, creating strong cash generation and profitability. From time to time, our real estate operations may acquire large residential community properties at low cost, add value and sell them at current market prices in order to continue a consistent earnings contribution from this business.

     Our investments in emerging technology funds make capital available to companies developing products and services critical to the future of the electric utility industry. With many of these funds maturing, our investments may add to income in the future. Our securities portfolio will continue to concentrate in market-neutral investment strategies designed to provide stable and acceptable returns without sacrificing needed liquidity.

                         SELECTED FINANCIAL INFORMATION

     You should read the following table in conjunction with the financial statements and notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                 THREE MONTHS
                                                 ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                                               ------------------  ----------------------------
                                                 2001      2000      2000      1999      1998
                                                 ----      ----      ----      ----      ----
                                               (millions of dollars, except per share amounts)
DILUTED EARNINGS PER SHARE OF COMMON STOCK
  Before Capital Re and ACE Transactions...... $   0.46  $   0.43  $   1.67  $   1.49  $   1.35
  Capital Re and ACE Transactions (a).........        -         -      0.44     (0.52)        -
                                               --------  --------  --------  --------  --------
    Total..................................... $   0.46  $   0.43  $   2.11  $   0.97  $   1.35
                                               ========  ========  ========  ========  ========

OPERATING REVENUE
  Energy Services............................. $  159.4  $  141.6  $  589.5  $  554.5  $  559.8
  Automotive Services.........................    211.1     119.5     546.4     406.6     328.4
  Water Services..............................     29.5      28.0     118.6     112.9      95.6
  Investments.................................     13.0      33.5      77.4      57.8      55.5
                                               --------  --------  --------  --------  --------
                                               $  413.0  $  322.6  $1,331.9  $1,131.8  $1,039.3
                                               ========  ========  ========  ========  ========

EBITDAL (b)
  Energy Services............................. $   37.4  $   35.3  $  143.7  $  145.1  $  150.5
  Automotive Services.........................     57.8      34.4     154.0     114.6      86.9
  Water Services..............................     12.0      10.7      47.8      44.7      34.7
  Investments.................................      8.7      18.6      45.0      34.5      33.3
  Corporate Charges...........................     (4.5)     (4.4)    (16.5)    (14.8)    (15.5)
                                               --------  --------  --------  --------  --------
                                               $  111.4  $   94.6  $  374.0  $  324.1  $  289.9
                                               ========  ========  ========  ========  ========

NET INCOME
  Energy Services............................. $   11.9  $   10.7  $   43.1  $   45.0  $   47.4
  Automotive Services.........................     17.7      11.9      48.5      39.9      25.5
  Water Services..............................      3.1       2.4      13.1      12.2       7.5
  Investments.................................      5.5      11.5      29.3      26.8      29.6
  Corporate Charges...........................     (5.3)     (6.1)    (15.8)    (19.7)    (21.5)
                                               --------  --------  --------  --------  --------
    Net income before Capital Re and ACE
     Transactions.............................     32.9      30.4     118.2     104.2      88.5
  Capital Re and ACE Transactions (a).........        -         -      30.4     (36.2)        -
                                               --------  --------  --------  --------  --------
                                               $   32.9  $   30.4  $  148.6  $   68.0  $   88.5
                                               ========  ========  ========  ========  ========

SELECTED BALANCE SHEET DATA
  Total assets................................ $3,097.5  $2,534.2  $2,914.0  $2,312.6  $2,208.9

  Capitalization
    Stockholders' equity...................... $  917.5  $  856.7  $  900.8  $  817.3  $  797.1
    Mandatorily redeemable preferred
      securities of ALLETE Capital I.......... $   75.0  $   75.0  $   75.0  $   75.0  $   75.0
    Redeemable preferred stock................        -  $   10.0         -  $   20.0  $   20.0
    Long-term debt............................ $1,069.5  $  708.9  $  952.3  $  712.8  $  672.2

------------------------
(a) In May 2000 ALLETE sold its investment in ACE Limited ("ACE") common stock, which resulted in an after-tax gain of $30.4 million, or $0.44 per share. The ACE shares were received in December 1999 upon completion of ACE's merger with Capital Re Corporation ("Capital Re"). During 1999 ALLETE recorded an aggregate $36.2 million, or $0.52 per share, after-tax non-cash charge in connection with the valuation and exchange of its investment in Capital Re stock for the ACE shares.

(b) EBITDAL is defined as earnings before interest, taxes, depreciation, amortization and lease expense. EBITDAL is not a measure of performance under U.S. generally accepted accounting principles ("GAAP"). While EBITDAL should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDAL is customarily used as a measure in evaluating companies.

                                 CAPITALIZATION

     The following table summarizes the capitalization of ALLETE at March 31, 2001 and its capitalization as adjusted to reflect the issuance and sale of 6,000,000 shares of common stock (assuming no exercise of the underwriters' over-allotment option) contemplated by this prospectus supplement and the application of the net proceeds in the manner described in "Use of Proceeds."

                                                               As of March 31, 2001
                                                          -------------------------------
                                                              Actual          Adjusted
                                                          --------------   --------------
                                                     (millions of dollars, except percentages)
  CAPITALIZATION
  Stockholders' equity....................................   $  917.5

  ALLETE obligated mandatorily redeemable preferred
   securities of subsidiary ALLETE Capital I which holds
   solely ALLETE Junior Subordinated Debentures...........       75.0

  Long-term debt..........................................    1,069.5
                                                             --------

Total capitalization (excluding current maturities).......   $2,062.0
                                                             ========

                                 USE OF PROCEEDS

     The information in this section adds to the information in the "Use of Proceeds" section beginning on page 7 of the accompanying prospectus. Please read these two sections together.

     ALLETE will add the net proceeds from the sale of the Offered Stock to its general funds. ALLETE expects to use its general funds to repay a portion of ALLETE's short-term borrowings. On May 7, 2001, ALLETE had an aggregate of approximately $229 million of short-term borrowings outstanding, which had maturities of up to 38 days and which had a weighted average annual interest rate of 5.28%. ALLETE will invest general funds not immediately used for this purpose or other purposes in short-term instruments.

                            DIVIDENDS AND PRICE RANGE

     The following table sets forth the high and low sales prices per share of the common stock reported on the New York Stock Exchange composite tape and the dividends paid for the indicated periods.

                                                      Price Range
                                                      -----------     Dividends
                                                    High       Low    Per Share
                                                    ----       ---    ---------
     1999  First Quarter.......................... $22.09    $19.53    $0.2675
           Second Quarter.........................  21.81     18.94     0.2675
           Third Quarter..........................  19.88     16.56     0.2675
           Fourth Quarter.........................  18.69     16.00     0.2675
     2000  First Quarter..........................  18.06     14.75     0.2675
           Second Quarter.........................  20.75     16.00     0.2675
           Third Quarter..........................  24.25     17.31     0.2675
           Fourth Quarter.........................  25.50     20.13     0.2675
     2001  First Quarter..........................  26.00     20.19     0.2675
           Second Quarter (through May 7, 2001)...  26.13     23.50          -

     The above stock prices are adjusted to reflect a 2:1 stock split of ALLETE's common stock on March 3, 1999.

     The last reported sale price of the common stock on the New York Stock Exchange composite tape on May 7, 2001 was $24.63 per share.

     ALLETE has paid dividends without interruption on its common stock since 1948, the date of initial distribution of the common stock by American Power & Light Company, the former holder of all such stock.

     ALLETE has a direct stock purchase and dividend reinvestment plan ("Invest Direct"). Invest Direct provides investors with a convenient method of acquiring shares of common stock through (i) the reinvestment in common stock of all or a portion of the cash dividends payable on an investor's holdings of common stock, and/or (ii) the investment of optional cash payments pursuant to the terms of Invest Direct. ALLETE reserves the right to suspend, modify, amend or terminate Invest Direct at any time and to interpret and regulate Invest Direct as it deems necessary or desirable in connection with operation of Invest Direct. Shares of common stock are offered for sale under Invest Direct only by means of a separate prospectus available upon request from ALLETE.

                                  UNDERWRITING

     ALLETE is selling the common stock to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. ALLETE has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of shares of common stock set forth opposite that underwriter's name in the table below:


UNDERWRITERS                                                  NUMBER OF  SHARES
------------                                                  -----------------

UBS Warburg LLC............................................

Robert W. Baird & Co. Incorporated.........................

Janney Montgomery Scott LLC................................



                                                               -----------
  Total....................................................     6,000,000
                                                               ===========

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of Offered Stock if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to approval of legal matters by their counsel, including the validity of the Offered Stock, and other conditions, such as the receipt by the underwriters of officer's certificates and legal opinions. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Offered Stock to the public when and if the underwriters buy the Offered Stock from ALLETE.

     ALLETE has granted to the underwriters an option to purchase up to 900,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover of the prospectus to cover over-allotments, if any. This option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to conditions, to purchase shares in approximately the same proportion as set forth in the table above.

     The underwriters propose to offer the common stock directly to the public initially at the offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the common stock to securities dealers at that price less a concession not in excess of $___ per share. Securities dealers may reallow a concession not in excess of $___ per share on sales to certain other brokers or dealers. The underwriters reserve the right to reject any order for the purchase of shares. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

     ALLETE, and each of the directors and executive officers of ALLETE, have agreed with the underwriters not to sell, offer to sell, hypothecate, grant any option to sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, without the prior written consent of UBS Warburg LLC, except issuances of equity-based awards pursuant to ALLETE's director or employee incentive plans, issuances pursuant to the exercise of outstanding stock options and issuances under Invest Direct.

     The following table provides information regarding the per share and total underwriting discounts and commissions ALLETE will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 900,000 additional shares.

                                                  Paid By ALLETE
                                 -----------------------------------------------
                                    No Exercise of           Full Exercise of
                                 Over-Allotment Option     Over-Allotment Option

Per Share.....................  $                         $

  Total.......................  $                         $

     ALLETE estimates that its expenses in connection with the sale of the Offered Stock, other than underwriting discounts, will be $______. This estimate includes expenses related to the filing fee for the registration statement, printing, transfer agent fees and legal fees, among other expenses.

     The underwriting agreement provides that ALLETE will indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

     The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. Neither ALLETE nor any underwriter is making any representation or prediction as to the effect that the transactions described above may have on the price of the common stock. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, ALLETE and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with ALLETE and its affiliates.

                                 LEGAL OPINIONS

     The legality of the Offered Stock will be passed upon for ALLETE by Philip
R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary for ALLETE, and by Thelen Reid & Priest LLP, New York, New York, counsel for ALLETE, and for the underwriters by Morrison Cohen Singer & Weinstein, LLP. Thelen Reid & Priest LLP and Morrison Cohen Singer & Weinstein, LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

PROSPECTUS

                          $525,000,000 AGGREGATE AMOUNT

                                     ALLETE
                 (LEGALLY INCORPORATED AS MINNESOTA POWER, INC.)

             COMMON STOCK, FIRST MORTGAGE BONDS AND DEBT SECURITIES

                                ALLETE CAPITAL II

                               ALLETE CAPITAL III

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY
                                     ALLETE

                                        &

                        1,814,000 SHARES OF COMMON STOCK

                                     ALLETE

--------------------------------------------------------------------------------


     We will provide specific terms of these securities, their offering prices and how they will be offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     ALLETE's common stock is listed on the New York Stock Exchange and trades under the symbol "ALE." The last reported sale price on the New York Stock Exchange on March 14, 2001 was $23.40.

     ALLETE's principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 279-5000. The principal place of business of both ALLETE Capital II and ALLETE Capital III is c/o ALLETE, 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 279-5000.

              -----------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 March 28, 2001

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period we currently do not expect to exceed two years, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $525,000,000 plus an additional 1,814,000 shares of common stock. This amount includes 1,814,000 shares of common stock registered under an earlier registration statement and $25,000,000 aggregate principal amount of first mortgage bonds and debt securities registered under an earlier registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     ALLETE files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by ALLETE with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE. ALLETE also maintains an Internet site (http://www.allete.com). Information contained on ALLETE's Internet site does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows ALLETE to "incorporate by reference" the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. ALLETE is incorporating by reference the document listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is terminated. Information that ALLETE files in the future with the SEC will automatically update and supersede this information.

     o    ALLETE's Annual Report on Form 10-K for the year ended
          December 31, 2000.

     You may request a copy of these documents, at no cost to you, by writing or calling

                              Shareholder Services
                                     ALLETE
                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                            telephone: (218) 723-3974
                          email: shareholder@allete.com

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. ALLETE has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, ALLETE is hereby filing cautionary statements identifying important factors that could cause ALLETE's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of ALLETE which are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "will likely result," "will continue" or similar expressions) are not statements of historical facts and may be forward-looking.

     Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of ALLETE and may cause actual results to differ materially from those contained in forward-looking statements:

     o prevailing governmental policies and regulatory actions, including those of the United States Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Florida Public Service Commission, the North Carolina Utilities Commission, the Public Service Commission of Wisconsin and various county regulators, about allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and capital investments, and present or prospective wholesale and retail competition (including but not limited to transmission costs);

     o economic and geographic factors, including political and economic risks;

     o changes in and compliance with environmental and safety laws and policies;

     o    weather conditions;

     o    population growth rates and demographic patterns;

     o    competition for retail and wholesale customers;

     o    pricing and transportation of commodities;

     o    market demand, including structural market changes;

     o    changes in tax rates or policies or in rates of inflation;

     o    changes in project costs;

     o    unanticipated changes in operating expenses and capital expenditures;

     o    capital market conditions;

     o    competition for new energy development opportunities; and

     o legal and administrative proceedings (whether civil or criminal) and settlements that influence the business and profitability of ALLETE.

     Any forward-looking statement speaks only as of the date on which that statement is made, and ALLETE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the businesses of ALLETE or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                                     ALLETE

     ALLETE has been incorporated under the laws of the State of Minnesota since 1906. Before September 1, 2000 ALLETE did business under the name Minnesota Power, Inc. ALLETE is a multi-services company with four business segments:

     (1) Energy Services, which include electric and gas services, coal mining and telecommunications;

     (2) Automotive Services, which include a network of vehicle auctions, a finance company and several subsidiaries that are integral parts of the vehicle redistribution business;

     (3)  Water Services, which include water and wastewater services; and

     (4) Investments, which include real estate operations, investments in emerging technologies related to the electric utility industry and a securities portfolio.

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                      1998    1999    2000
                                                      ----    ----    ----
                                                     (millions of dollars,
                                                    except per share amounts)
     DILUTED EARNINGS PER SHARE OF COMMON STOCK
       Before Capital Re and ACE Transactions        $ 1.35   $ 1.49  $ 1.67
       Capital Re and ACE Transactions (a)......          -    (0.52)   0.44
                                                     ------   ------  ------
         Total..................................     $ 1.35   $ 0.97  $ 2.11
                                                     ======   ======  ======

     NET INCOME
       Energy Services..........................     $ 47.4   $ 45.0  $ 43.1
       Automotive Services......................       25.5     39.9    48.5
       Water Services...........................        7.5     12.2    13.1
       Investments..............................       29.6     26.8    29.3
       Corporate Charges........................      (21.5)   (19.7)  (15.8)
                                                     ------   ------  ------
         Net Income before Capital Re and ACE
           Transactions.........................       88.5    104.2   118.2
       Capital Re and ACE Transactions (a)......          -    (36.2)   30.4
                                                     ------   ------  ------
                                                     $ 88.5   $ 68.0  $148.6
                                                     ======   ======  ======

------------------------
(a) In May 2000 ALLETE sold its investment in ACE Limited ("ACE") common stock, which resulted in an after-tax gain of $30.4 million, or $0.44 per share. The ACE shares were received in December 1999 upon completion of ACE's merger with Capital Re Corporation ("Capital Re"). During 1999 ALLETE recorded an aggregate $36.2 million, or $0.52 per share, after-tax non-cash charge in connection with the valuation and exchange of its investment in Capital Re stock for the ACE shares.

ENERGY SERVICES

     The Energy Services segment, which includes Minnesota Power, primarily generates, transmits, distributes, markets and trades electricity. In addition, Energy Services include coal mining and telecommunications in and near Minnesota Power's electric utility service area. As of December 31, 2000, Minnesota Power supplied retail electric service to 130,000 customers in northeastern Minnesota. Superior Water, Light and Power Company, a wholly owned subsidiary, provided electric, natural gas, and water services to 14,000 electric customers, 11,000 natural gas customers and 10,000 water customers in northwestern Wisconsin as of December 31, 2000. Split Rock Energy LLC, formed as an alliance between Minnesota Power and Great River Energy, combines power supply capabilities and customer loads to share market and supply risks and to optimize power trading opportunities. Split Rock contracts for exclusive services from MPEX, Minnesota Power's power marketing division.

     BNI Coal, Ltd., another wholly owned subsidiary, owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative, presently consume virtually all of BNI Coal's production of lignite coal under cost-plus coal supply agreements expiring in 2027. Under an agreement with Square Butte, Minnesota Power purchases approximately 71 percent of the output from the Square Butte unit which is capable of generating up to 455 megawatts. Minnkota Power has an option to extend its coal supply agreement to 2042.

     Other subsidiaries within the Energy Services business segment include:

     o Electric Outlet, Inc., doing business as Electric Odyssey, which is a retail, catalog and e-commerce merchandiser that sells unique products for the home, office and travel;

     o Minnesota Power Telecom, Inc., which provides high reliability fiber optic-based communication and advanced data services to businesses and communities in Minnesota and Wisconsin; and

     o Rainy River Energy Corporation, which is engaged in wholesale power marketing.

     Minnesota Power has large power contracts to sell power to 12 industrial customers, each requiring 10 megawatts or more of generating capacity. These contracts require the payment of minimum monthly demand charges that cover the fixed costs associated with having capacity available to serve each of these customers, including a return on common equity. Each contract continues past the contract termination date unless the required four-year advance notice of cancellation has been given.

AUTOMOTIVE SERVICES

     Automotive Services include several subsidiaries which are integral parts of the vehicle redistribution business.

     ADESA Corporation, a wholly owned subsidiary, is the second largest vehicle auction network in North America. Headquartered in Indianapolis, Indiana, ADESA owns, or leases, and operates 54 vehicle auction facilities in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, automobile fleet/lease companies, banks and finance companies. ADESA also owns 19 vehicle auctions in the United States and Canada that provide "total loss" vehicle recovery services to insurance companies.

     Automotive Finance Corporation, another wholly owned subsidiary, provides inventory financing for wholesale and retail automobile dealers who purchase vehicles from ADESA auctions, independent auctions, other auction chains and other outside sources.

     Other subsidiaries within the Automotive Services business segment include:

     o Great Rigs Incorporated, which is one of the nation's largest independent used automobile transport carriers with more than 140 automotive carriers, the majority of which are leased;

     o PAR, Inc., doing business as PAR North America, which provides customized vehicle remarketing services to various customers such as banks, captive finance, commercial fleets and rental car dealers in the United States and Canada;

     o AutoVIN, Inc., 90 percent owned, which provides professional field information service to the automotive industry and the industry's secured lenders. Services provided include vehicle condition reporting, inventory verification auditing, program compliance auditing and facility inspection; and

     o ADESA Importation Services, Inc., which is the second largest independent commercial registered importer of vehicles in the United States.

WATER SERVICES

     Water Services include Florida Water Services Corporation, Heater Utilities, Inc., Instrumentation Services, Inc., Americas' Water Service Corporation and Georgia Water Services Corporation, each a wholly owned subsidiary. Florida Water, the largest investor owned water supplier in Florida, owns and operates water and wastewater treatment facilities within that state. As of December 31, 2000, Florida Water served 152,000 water customers and 73,000 wastewater customers, and maintained 157 water and wastewater facilities throughout Florida. As of December 31, 2000, Heater Utilities, which provides water and wastewater treatment services in North Carolina, served 44,000 water customers and 5,000 wastewater treatment customers. Georgia Water provides wastewater treatment services near Atlanta, Georgia. Instrumentation Services provides predictive maintenance and instrumentation consulting services to water and wastewater utilities in the southeastern United States as well as Texas and Minnesota. Americas' Water Services offers contract management, operations and maintenance services for water and wastewater treatment facilities to governments and industries.

INVESTMENTS

     Investments consist of real estate operations, investments in emerging technologies related to the electric utility industry and an actively traded securities portfolio. Through subsidiaries, ALLETE owns Florida real estate operations at Cape Coral and Lehigh Acres adjacent to Fort Myers, at Palm Coast in northeast Florida and at Sugarmill Woods in Citrus County. Since 1985, ALLETE has invested $38.6 million in start-up companies that are developing technologies that may be used by the electric utility industry. As of December 31, 2000, ALLETE's trading and available-for-sale securities portfolio had a fair value of approximately $103 million.

                    ALLETE CAPITAL II AND ALLETE CAPITAL III

     ALLETE Capital II and ALLETE Capital III are Delaware business trusts, and each will be referred to in this prospectus as ALLETE Capital. Each was created pursuant to a separate trust agreement among ALLETE as depositor of ALLETE Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by ALLETE. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. ALLETE Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of ALLETE as trust assets. All of the common trust securities will be owned by ALLETE. The common trust securities will represent at least three percent of the total capital of ALLETE Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that if on any such distribution payment date or redemption date there is a default under the trust agreement, the common trust securities' right to payment on such date will be subordinated to the rights of the preferred trust securities. ALLETE Capital shall have a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement. ALLETE Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711.

                                 USE OF PROCEEDS

     Unless otherwise stated in the prospectus supplement, ALLETE will add the net proceeds from the sale of the securities to its general funds. ALLETE uses its general funds for general corporate purposes, including, without limitation, acquisitions made by or on behalf of ALLETE or its subsidiaries, to repay short-term borrowings and to redeem or repurchase outstanding long-term debt obligations. ALLETE will temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

   CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO
                      FIXED CHARGES AND PREFERRED DIVIDENDS

     ALLETE has calculated ratios of earnings to fixed charges as follows:

                             YEAR ENDED DECEMBER 31,
                             -----------------------

                        1996    1997    1998    1999   2000
                        ----    ----    ----    ----   ----

                        2.12    2.46    2.65    2.76   3.71

     ALLETE has calculated supplemental ratios of earnings to fixed charges as follows:

                             YEAR ENDED DECEMBER 31,
                             -----------------------

                        1996    1997    1998    1999   2000
                        ----    ----    ----    ----   ----

                        1.93    2.26    2.39    2.45   3.31

     ALLETE has calculated ratios of earnings to fixed charges and preferred dividends as follows:

                             YEAR ENDED DECEMBER 31,
                             -----------------------

                        1996    1997    1998    1999   2000
                        ----    ----    ----    ----   ----

                        2.03    2.36    2.55    2.62   3.65

     ALLETE has calculated supplemental ratios of earnings to fixed charges and preferred dividends as follows:

                             YEAR ENDED DECEMBER 31,
                             -----------------------

                        1996    1997    1998    1999   2000
                        ----    ----    ----    ----   ----

                        1.86    2.18    2.31    2.35   3.26

     The supplemental ratios of earnings to fixed charges and the supplemental ratios of earnings to fixed charges and preferred dividends includes ALLETE's obligation under a contract with Square Butte which extends through 2026, under which ALLETE is entitled to approximately 71 percent of the output of a 455-megawatt coal-fired generating unit. ALLETE is obligated to pay its pro rata share of Square Butte's costs based on output entitlement from the unit. ALLETE's payment obligation is suspended if Square Butte fails to deliver any power, whether produced or purchased, for a period of one year. Square Butte's fixed costs consist primarily of debt service. Variable operating costs include the price of coal purchased from BNI Coal under a long-term contract.

                           DESCRIPTION OF COMMON STOCK

     General. The following statements describing our common stock are not intended to be a complete description. They are qualified in their entirety by reference to our Articles of Incorporation, Rights Plan and mortgage. See "Description of Common Stock--Preferred Share Purchase Rights" and "Description of First Mortgage Bonds." We also refer you to the laws of the State of Minnesota.

     We have the following capital stock authorized by our Articles of
Incorporation: 130,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of the date of this prospectus, 75,625,063 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

     Dividend Rights. Our common stock is entitled to dividends only after we have provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock.

     Our Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE's preferred stock were outstanding and certain common stock equity capitalization ratios were not met. Our mortgage also contains provisions which would restrict the ability of ALLETE to declare or pay dividends on outstanding common stock. See "Description of First Mortgage Bonds--Dividend Covenant."

     Voting Rights (Non-Cumulative Voting). Holders of our common stock are entitled to receive notice of and to vote at any meeting of our shareholders. Each share of our common stock, as well as each share of any of our issued and outstanding preferred stock, is entitled to one vote. Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all our directors. If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, whenever dividends on any of our preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of our preferred stock are entitled, as one class, to elect a majority of the directors. Our common stock, as one class, would then elect the minority.

     Our Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

     o    quorums;

     o    terms of directors elected;

     o    vacancies;

     o    class voting;

     o    meetings; and

     o    adjournments.

     Our Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of our Board of Directors. These provisions include:

     o a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain "fair price" and procedural requirements. Neither a 75 percent shareholder vote nor a "fair price" is required for any of those transactions that have been approved by a majority of the "Disinterested Directors," as that term is defined in our Articles of Incorporation;

     o a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

     o a provision providing that some parts of our Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of our Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

          - mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

          - the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

     Liquidation Rights. After we have satisfied creditors and the preferential liquidation rights of any of our outstanding preferred stock, the holders of our common stock are entitled to share ratably in the distribution of all remaining assets.

     Miscellaneous. Holders of our common stock have no preemptive or conversion rights. Our common stock is listed on the New York Stock Exchange. The transfer agents and registrars for our common stock are Wells Fargo Bank, N.A. and ALLETE.

     Description of Preferred Share Purchase Rights. The following statements describing our preferred share purchase rights (each a "Right") are not intended to be a complete description. They are qualified in their entirety by reference to the Rights Agreement, dated as of July 24, 1996 ("Rights Plan"), between ALLETE and ALLETE's Corporate Secretary, as Rights Agent. We also refer you to the laws of the State of Minnesota.

     In July 1996 our Board of Directors declared a dividend distribution of one Right for each outstanding share of our common stock to shareholders of record at the close of business on July 24, 1996 ("Record Date"). Our Board of Directors also authorized the issuance of one Right for each share of our common stock that becomes outstanding between the Record Date and July 23, 2006, or an earlier date on which the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from us one two-hundredth of a share of Junior Serial Preferred Stock A, without par value ("Serial Preferred"), at a price of $45.00 per one two-hundredth of a share (the "Purchase Price"). The Purchase Price is subject to adjustment.

     Initially no separate Right Certificates will be distributed. Until the Distribution Date, our common stock certificates together with a copy of the Summary of Rights Plan are proof of the Rights. The "Distribution Date" is the earlier to occur of:

     o 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of our common stock (the "Stock Acquisition Date"); or

     o 15 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer where a person or group would become the beneficial owner of 15 percent or more of our outstanding shares of common stock. At any time before a person becomes an Acquiring Person, our Board of Directors may extend the 15-business day time period.

     Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be transferred only with our common stock. The transfer of any certificates for our common stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with those common stock certificates. As soon as practicable following the Distribution Date, we will mail separate certificates for the Rights to holders of record of our common stock as of the close of business on the Distribution Date. After the Distribution Date, separate certificates for the Rights will be given as proof of the Rights.

     Each whole share of our Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to anti-dilution adjustment, 200 times the dividend declared on our common stock. If ALLETE liquidates, no distribution will be made to the holders of our common stock until the holders of our Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of our

Serial Preferred will be entitled to receive notice of and to vote at any meeting of our shareholders. Each whole share of our Serial Preferred is entitled to one vote. These shares do not have cumulative voting rights.

     Whenever dividends on any of our preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of our Serial Preferred and other preferred stock will be entitled, together as one class, to elect a majority of directors. Our common stock would then elect the minority. If, in any merger or other transaction, shares of our common stock are exchanged for or converted into other securities and/or property, each whole share of our Serial Preferred will be entitled to receive, subject to anti-dilution adjustment, 200 times the amount for or into which each share of our common stock is exchanged or converted. We cannot redeem the shares of Serial Preferred.

     The Rights are not exercisable until the Distribution Date and will expire at the earliest of:

     o    July 23, 2006 ("Final Expiration Date");

     o    the redemption of the Rights by ALLETE as described below; or

     o    the exchange of all Rights for our common stock as described below.

     If any person (other than ALLETE, its affiliates or any person receiving newly-issued shares of common stock directly from ALLETE) becomes the beneficial owner of 15 percent or more of the then outstanding shares of common stock, each holder of a Right will have a right to receive, upon exercise at the then current exercise price of the Right, common stock (or, in the discretion of the Board of Directors, cash, property or other securities of ALLETE) with a value equal to two times the exercise price of the Right. The Rights Plan contains an exemption for common stock we issue directly to any person. This exemption applies even if the person would become the beneficial owner of 15 percent or more of our common stock, provided that the person does not acquire any additional shares of our common stock. Examples of situations where we might issue common stock directly include private placements or acquisitions we make using our common stock as consideration.

     If following the Stock Acquisition Date we are acquired in a merger or other business combination transaction, or 50 percent or more of our assets or earning power are sold, we will make proper provision so that each holder of a Right will, after the transaction, have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company with a value equal to two times the exercise price of the Right.

     If the events described in the preceding two paragraphs happen (the "Triggering Events"), any Rights that an Acquiring Person beneficially owns or transferred to certain persons, will immediately become null and void.

     The Purchase Price payable and the number of shares of our Serial Preferred or other securities or property issuable if the Rights are exercised, are subject to adjustment. An adjustment would be made to prevent dilution, if there was a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, our Serial Preferred or our common stock, or a reverse split of our outstanding shares of Serial Preferred or common stock.

     Our Board of Directors may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is:

     o after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding common stock; and

     o before the acquisition by that person or group of 50 percent or more of the outstanding common stock.

This exchange ratio is subject to adjustment and does not include Rights that have become null and void.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price. We will not be required to issue fractional shares of Serial Preferred or common stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred). Instead, we may make an adjustment in cash based on the market price of the Serial Preferred or common stock on the last trading date before the date of exercise.

     Our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right ("Redemption Price") anytime before a person becomes an Acquiring Person. At our option, we may pay the Redemption Price in cash, shares of our common stock or other consideration that our Board of Directors deems appropriate. If we redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     If the Rights are exercised, issuance of our Serial Preferred or our common stock will be subject to any necessary regulatory approvals. Until a Right is exercised, the holder of the Right will have no rights as a shareholder of ALLETE, including, without limitation, the right to vote or to receive dividends. One million shares of our Serial Preferred were reserved for issuance if the Rights are exercised.

     We may amend the provisions of the Rights Plan. However, any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

     The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire ALLETE without conditioning the offer on the redemption of the Rights or on the acquisition of a substantial number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. This is because, at any time before a person becomes an Acquiring Person, our Board of Directors may redeem all of the outstanding Rights at the Redemption Price.

                       DESCRIPTION OF FIRST MORTGAGE BONDS

     General. The following description sets forth certain general terms and provisions of ALLETE's first mortgage bonds that ALLETE may offer by this prospectus. ALLETE will describe the particular terms of the first mortgage bonds, and provisions that vary from those described below, in one or more prospectus supplements.

     ALLETE may issue the first mortgage bonds from time to time in one or more series. ALLETE will issue the first mortgage bonds under its Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas J. MacInnes, successor), as mortgage trustees ("mortgage trustee" or "mortgage trustees"), as supplemented by twenty-one supplemental indentures (herein collectively referred to as the "mortgage"), all of which are exhibits to the registration statement. The following descriptions of the first mortgage bonds offered by this prospectus and the mortgage are qualified by references to the mortgage and you should read the mortgage for the provisions important to you. References to certain sections of the mortgage are included in parentheses. Whenever particular provisions or defined terms in the mortgage are referred to under this "Description of First Mortgage Bonds," those provisions or defined terms are incorporated by reference in this prospectus. The mortgage is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the first mortgage bonds. All first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as "first mortgage bonds."

     Reference is made to a prospectus supplement relating to each series of first mortgage bonds offered by this prospectus for the following specific terms of that series, among others:

     o the designation of the series of first mortgage bonds and aggregate principal amount of the first mortgage bonds;

     o the percentage or percentages of their principal amount at which the series will be issued;

     o    the date or dates on which the series will mature;

     o    the rate or rates at which the series will bear interest;

     o    the times at which such interest will be payable; and

     o    redemption terms or other specific terms.

     Except as may otherwise be described in the prospectus supplement, the covenants contained in the mortgage will not afford holders of the first mortgage bonds protection in the event of a highly-leveraged or similar transaction involving ALLETE or in the event of a change in control.

     Form and Exchanges. The first mortgage bonds offered by this prospectus will be issued in definitive fully registered form without coupons in denominations of $1,000 and multiples thereof, or in other authorized denominations, and will be transferable and exchangeable without charge (except for stamp taxes, if any, or other governmental charges) at The Bank of New York, in The City of New York.

     Interest, Maturity and Payment. Reference is made to the prospectus supplement for the interest rate or rates of the first mortgage bonds offered by this prospectus and the dates on which such interest is payable. Principal and interest are payable at The Bank of New York, in The City of New York.

     Redemption and Purchase of First Mortgage Bonds. The first mortgage bonds may be redeemable mandatorily or at the option of ALLETE upon 30 days notice at predetermined prices. If the first mortgage bonds are redeemable, ALLETE may use certain deposited cash and/or proceeds of released property to effect the redemption. Reference is made to the prospectus supplement for the redemption terms of the first mortgage bonds offered by this prospectus.

     If at the time notice of redemption is given the redemption moneys are not on deposit with The Bank of New York, as mortgage trustee, the redemption may be made subject to their receipt before the date fixed for redemption.

     Cash deposited under any provisions of the mortgage (with certain exceptions) may generally be applied to the purchase of first mortgage bonds of any series. (See Mortgage, Article X.)

     Subject to applicable law, including United States federal securities law, ALLETE may purchase outstanding first mortgage bonds by tender, in the open market or by private agreement.

     Sinking or Improvement Fund. Reference is made to the prospectus supplement concerning whether or not the first mortgage bonds offered by this prospectus are entitled to the benefit of a sinking or improvement fund or other provision for amortization prior to maturity. None of the currently outstanding first mortgage bonds has sinking fund or improvement fund provisions.

     Replacement Fund. The first mortgage bonds offered by this prospectus are not entitled to the benefit of any replacement fund.

     Special Provisions for Retirement of First Mortgage Bonds. If, during any 12 month period, mortgaged property is disposed of by order of or to any governmental authority resulting in the receipt of $5 million or more as proceeds, ALLETE (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of first mortgage bonds. (See Mortgage, Section 64.) Reference is made to the prospectus supplement for information concerning whether the first mortgage bonds offered by this prospectus are redeemable for this purpose and, if so, at what redemption prices.

     Security. The first mortgage bonds offered by this prospectus and any other first mortgage bonds now or hereafter issued under the mortgage will be secured by the mortgage, which constitutes, in the opinion of the General Counsel for ALLETE, a first lien on all of the electric generating plants and other materially important physical properties of ALLETE and substantially all other properties described in the mortgage as owned by ALLETE, other than those expressly excepted, subject to excepted encumbrances, including defects which ALLETE has the right to cure and which, in the opinion of such counsel, do not impair the use of such properties by ALLETE, but such counsel has not examined title to or passed upon title to reservoir lands, easements or rights of way, any property not costing in excess of $25,000, or lands or rights held for flowage, flooding or seepage purposes, or riparian rights. There are excepted from the lien:

     o    cash and securities;

     o merchandise, equipment, materials or supplies held for sale or other disposition;

     o aircraft, automobiles and other vehicles, and materials and supplies for repairing and replacing the same;

     o    timber, minerals, mineral rights and royalties; and

     o    receivables, contracts, leases and operating agreements.

     The mortgage contains provisions that impose the lien of the mortgage on property acquired by ALLETE after the date of the mortgage, other than the excepted property, subject to pre-existing liens. However, if ALLETE consolidates or merges with or conveys or transfers all or substantially all of the mortgaged property to another corporation, the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from ALLETE and improvements, replacements and additions to that property. (See Mortgage, Section 87.)

     The mortgage provides that the mortgage trustees shall have a lien upon the mortgaged property, prior to the first mortgage bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. (See Mortgage, Section 96.)

     No stocks or properties of subsidiaries are subject to the mortgage.

     Issuance of Additional First Mortgage Bonds. The maximum principal amount of first mortgage bonds which may be issued under the mortgage is not limited. First mortgage bonds of any series may be issued from time to time on the basis of:

     (1) 60 percent of property additions after adjustments to offset retirements;

     (2)  retirement of first mortgage bonds or qualified lien bonds; and

     (3)  deposit of cash.

     With certain exceptions in the case of (2) above, the issuance of first mortgage bonds requires adjusted net earnings before income taxes for 12 out of the preceding 15 months of at least twice the annual interest requirements on all first mortgage bonds at the time outstanding, including the additional issue, and on all indebtedness of prior rank. Such adjusted net earnings are computed after provision for retirement and depreciation of property equal to $750,000 plus, for each of the 12 calendar months selected for the net earnings test, 1/12th of two percent of the net additions to depreciable mortgaged property made after June 30, 1945 and prior to the beginning of the calendar year within which that calendar month is included. It is expected that the first mortgage bonds offered by this prospectus will be issued upon the basis of the retirement of first mortgage bonds or property additions.

     Property additions generally include electric, gas, steam or hot water property acquired after June 30, 1945, but may not include securities, aircraft, automobiles or other vehicles, or property used principally for the production or gathering of natural gas. There was available, as of January 31, 2001 unfunded net property additions of approximately $30.6 million, on the basis of which ALLETE could have issued approximately $18.4 million of first mortgage bonds.

     ALLETE has the right to amend the mortgage without any consent or other action by holders of any series of first mortgage bonds, including the holders of first mortgage bonds offered by this prospectus, so as to include nuclear fuel as well as similar or analogous devices or substances as property additions.

     The mortgage contains certain restrictions upon the issuance of first mortgage bonds against property subject to liens and upon the increase of the amount of such liens. (See Mortgage, Sections 4-8, 20-30, and 46; Fifth Supplemental, Section 2.)

     Release and Substitution of Property. Property may be released upon the basis of:

     (1)  deposit of cash or, to a limited extent, purchase money mortgages;

     (2) property additions, after adjustments in certain cases to offset retirement and after making adjustments for qualified lien bonds outstanding against property additions; and/or

     (3)  waiver of the right to issue first mortgage bonds,

in each case without applying any earnings test. Cash may be withdrawn upon the bases stated in (2) and (3) above.

     When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the mortgage, and the waiver of the right to issue first mortgage bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of moneys received on pledged prior lien bonds. (See Mortgage, Sections 5, 31, 32, 37, 46-50, 59-63, 100 and 118.)

     Dividend Covenant. ALLETE covenants that it will not declare or pay dividends, other than dividends payable in common stock, on or make any other distributions on or acquire, unless without cost to it, any of its common stock unless:

     o the provisions for depreciation and retirement of property during the period beginning September 1, 1945 to the date of the proposed payment, distribution or acquisition, plus

     o earned surplus of ALLETE, including current net income available to be transferred to earned surplus, remaining:

          -    after such payment, distribution or acquisition; and

          - after deducting any remainder of the amount of earned surplus of ALLETE as of August 31, 1945, after deducting from such amount the charges to earned surplus subsequent to August 31, 1945, other than charges occasioned by dividends (other than dividends payable in common stock) on its common stock or occasioned by other distributions on or acquisitions of its common stock and other than charges to earned surplus with corresponding credits to reserve for depreciation and retirement of property;

shall be at least equal to

     o $1,000,000 plus, for each calendar year 1947 through 1996, $750,000 plus two percent of net additions to depreciable mortgaged property made after June 30, 1945 through that calendar year. (See Mortgage, Section 39.) None of ALLETE's retained earnings as of December 31, 2000 were restricted as a result of such provisions.

     Modification of the Mortgage. The rights of bondholders may be modified with the consent of the holders of 66-2/3 percent of the first mortgage bonds and, if less than all series of first mortgage bonds are affected, the consent also of the holders of 66-2/3 percent of the first mortgage bonds of each series affected. In general, no modification of the terms of payment of principal and interest, no modification of the obligations of ALLETE under Section 64 and no modification affecting the lien or reducing the percentage required for modification, is effective against any bondholder without his consent. (See Mortgage, Article XIX; Twenty-first Supplemental, Section 3.)

     Defaults and Notice Thereof. Defaults are defined as being:

     o    default in payment of principal;

     o default for 60 days in payment of interest or of installments of funds for retirement of first mortgage bonds;

     o certain defaults with respect to qualified lien bonds and certain events in bankruptcy, insolvency or reorganization; and

     o default of 90 days after notice in other covenants. (See Mortgage, Section 65.)

     The mortgage trustees may withhold notice of default, except in payment of principal, interest or funds for retirement of first mortgage bonds, if they think it is in the interest of the bondholders. (See Mortgage, Section 66.) Under the Trust Indenture Act of 1939, ALLETE is required to provide to the mortgage trustees an annual statement by an appropriate officer as to ALLETE's compliance with all conditions and covenants under the mortgage.

     The Bank of New York, as mortgage trustee, or the holders of 25 percent of the first mortgage bonds may declare the principal and interest due on default, but a majority may annul such declaration if the default has been cured. (See Mortgage, Section 67.) No holder of first mortgage bonds may enforce the lien of the mortgage without giving the mortgage trustees written notice of a default and unless holders of 25 percent of the first mortgage bonds have requested the mortgage trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to the mortgage trustees and they shall have failed to act. (See Mortgage, Section 80.) The holders of a majority of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustees, or exercising any trust or power conferred upon the mortgage trustees, but the mortgage trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Section 71.)

     Information about the Mortgage Trustees. The Bank of New York is the corporate mortgage trustee and Douglas J. MacInnes is the individual mortgage trustee. In addition to acting as mortgage trustee, The Bank of New York, as described in this prospectus, also will act as trustee under the subordinated indenture, property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York acts, and may act, as trustee under various other indentures, trusts and guarantees of ALLETE and its affiliates. ALLETE and its affiliates maintain deposit accounts and conduct other banking transactions with the corporate mortgage trustee in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES

     General. The following description sets forth certain general terms and provisions of ALLETE's unsecured debt securities that ALLETE may offer by this prospectus. ALLETE will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

     The debt securities will be ALLETE's direct unsecured general obligations. The debt securities will be senior debt securities. ALLETE may issue the debt securities from time to time in one or more series. ALLETE will issue the debt securities under its Indenture (for Unsecured Debt Securities) dated as of February 1, 2001 ("indenture"), with LaSalle Bank National Association, as trustee ("indenture trustee").

     The following descriptions of the debt securities and the indenture are summaries and are qualified by reference to the indenture. The indenture is being filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you. References to certain sections of the indenture are included in parentheses. Whenever particular provisions or defined terms in the indenture are referred to under this "Description of Debt Securities," those provisions or defined terms are incorporated by reference in this prospectus. The indenture was qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

     The debt securities will rank equally with all of ALLETE's other senior, unsecured and unsubordinated debt.

     The prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o    the title of the debt securities;

     o    any limit upon the total principal amount of the debt securities;

     o the date or dates on which the principal of the debt securities will be payable and how it will be paid;

     o the rate or rates at which the debt securities will bear interest, or how such rate or rates will be determined;

     o the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for interest payments;

     o the percentage, if less than 100 percent, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     o any date or dates on which, and the price or prices at which, the debt securities may be redeemed at the option of ALLETE and any restrictions on such redemptions;

     o any sinking fund or other provisions or options held by holders of debt securities that would obligate ALLETE to repurchase or otherwise redeem the debt securities;

     o any changes or additions to the events of default under the indenture or changes or additions to the covenants of ALLETE under the indenture;

     o if the debt securities will be issued in denominations other than $1,000 or a multiple thereof;

     o if payments on the debt securities may be made in a currency or currencies other than United States dollars;

     o    any convertible feature or options regarding the debt securities;

     o any rights or duties of another person to assume the obligations of ALLETE with respect to the debt securities;

     o any collateral, security, assurance or guarantee for the debt securities;

     o any rights to change or eliminate any provision of the indenture or to add any new provision to the indenture without the consent of the holders of the debt securities of such series; and

     o any other terms of the debt securities not inconsistent with the terms of the indenture.

(See Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that may be authorized by ALLETE.

     The debt securities may be sold at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, certain United States federal income tax or other considerations applicable to any debt securities which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the prospectus supplement, the covenants contained in the indenture will not afford holders of the debt securities protection in the event of a highly-leveraged or similar transaction involving ALLETE or in the event of a change in control.

     Subject to applicable law, including United States federal securities law, ALLETE may purchase outstanding debt securities by tender, in the open market or by private agreement.

     Payment and Paying Agents. Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the indenture trustee, which will be between 10 and 15 days prior to the date proposed by ALLETE for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such debt security may be listed, if the indenture trustee finds it practicable. (See Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the indenture trustee as Paying Agent for ALLETE. ALLETE may change the place of payment on the debt securities, may appoint one or more additional Paying Agents, including ALLETE, and may remove any Paying Agent, all at the discretion of ALLETE. (See Indenture, Section 602.)

     Registration and Transfer. Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series of authorized denominations and with the same terms and principal amount, at the corporate trust office of the indenture trustee. ALLETE may change the place for registration of transfer and exchange of the debt securities and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, ALLETE may require payment to cover any tax or other governmental charge that may be imposed. ALLETE will not be required to execute or to provide for the registration of transfer of, or the exchange of,

     o any debt security during a period of 15 days prior to giving any notice of redemption or

     o any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(See Indenture, Section 305.)

     Satisfaction and Discharge. ALLETE will be discharged from its obligations on the debt securities of a particular series, or any portion of the principal amount of the debt securities of such series, if it irrevocably deposits with the indenture trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities of such series at their stated maturity date or a redemption date. (See Indenture, Section 701.)

     The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when ALLETE has paid all other sums payable by ALLETE under the indenture. (See Indenture, Section 702.)

     All moneys ALLETE pays to the indenture trustee or any Paying Agent on the debt securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of ALLETE. Thereafter, the holder of such debt security may look only to ALLETE for payment thereof. (See Indenture, Section 603.)

     Limitation on Liens. ALLETE will not create or allow any liens, other than permitted liens, to be created or to exist upon shares of capital stock of majority owned subsidiaries of ALLETE now or hereafter directly owned by ALLETE or any of its electric utility assets or other property of ALLETE, other than excepted property, without making effective provision whereby:

     o    the outstanding debt securities shall be equally and ratably secured;
          or

     o secured obligations shall be delivered to the indenture trustee in an amount equal to the outstanding debt securities.

The term permitted liens includes, among others:

     o    non-delinquent or contested tax or construction liens;

     o judgment liens in an aggregate amount less than $10 million or subject to appeal;

     o easements, leases, title defects that do not impair ALLETE's intended use of property;

     o governmental rights, mineral, timber or production rights, joint ownership rights;

     o liens fully secured by deposited money or investment securities, purchase money liens and liens on property at the time of acquisition;

     o liens securing tax-exempt financing, non-recourse liens related to the acquisition or construction of additional property;

     o the lien of the mortgage or any successor indenture secured by first mortgage bonds;

     o any lien on the capital stock of directly-held majority owned subsidiaries of ALLETE created at the time ALLETE acquires that capital stock, or within 270 days after that time, to secure all or a portion of the purchase price for that capital stock;

     o any lien on the capital stock of directly-held majority owned subsidiaries of ALLETE existing at the time ALLETE acquires that capital stock (whether or not ALLETE assumes the obligations secured by the lien and whether or not the lien was created in contemplation of the acquisition);

     o any extensions, renewals or replacements of the liens described in the two preceding bullet points, or of any indebtedness secured by those liens; provided, that

          - the principal amount of indebtedness secured by those liens immediately after the extension, renewal or replacement may not exceed the principal amount of indebtedness secured by those liens immediately before the extension, renewal or replacement, and

          - the extension, renewal or replacement lien is limited to no more than the same proportion of all shares of capital stock as were covered by the lien that was extended, renewed or replaced; and

     o any other liens in an aggregate amount not exceeding 2.5 percent of ALLETE's consolidated assets.

The term excepted property includes, among others:

     o cash, shares of stock other than shares of capital stock of directly-held majority owned subsidiaries, interests in partnerships, bonds, notes, evidence of indebtedness and other securities;

     o contracts, leases, accounts receivable, patents, trademarks, intangibles, vehicles, rolling stock, aircraft, inventory;

     o fuel and other consumables, minerals, timber, natural gas production and gathering assets, hydroelectric assets; and

     o    leaseholds.

     The foregoing limitation does not limit in any manner the ability of:

     o    ALLETE to place liens on the excepted property;

     o ALLETE to cause the transfer of its assets or those of its subsidiaries, including the electric utility assets or capital stock covered by the foregoing restrictions; or

     o any of the direct or indirect subsidiaries of ALLETE to place liens on any of their assets.

     Consolidation, Merger, and Sale of Assets. Under the terms of the indenture, ALLETE may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes ALLETE's obligations on all debt securities and under the indenture;

     o immediately after giving effect to the transaction, no event of default under the indenture and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

     o ALLETE shall have delivered to the indenture trustee an officer's certificate and an opinion of counsel as provided in the indenture.

The terms of the indenture do not restrict ALLETE in a merger in which ALLETE is the surviving entity. (See Indenture, Section 1101.)

     Events of Default. The term "event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

     o failure to pay interest, if any, on any debt security of the applicable series for 30 days after it is due;

     o failure to pay the principal of or premium, if any, on any debt security of the applicable series when due, whether at maturity or upon earlier redemption;

     o failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after ALLETE receives written notice from the indenture trustee, or ALLETE and the indenture trustee receive a written notice from 33 percent of the holders of the debt securities of such series; however, the indenture trustee or the indenture trustee and the holders of such principal amount of debt securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if ALLETE is diligently pursuing action to correct the default;

     o    certain events in bankruptcy, insolvency or reorganization of ALLETE;
          or

     o any other event of default included in any supplemental indenture or officer's certificate for that series of debt securities.

(See Indenture, Section 801.)

     The indenture trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An event of default under the indenture for a particular series of debt securities does not necessarily constitute an event of default under the indenture for any other series of debt securities issued under the indenture.

  Remedies

     Acceleration of Maturity. If an event of default under the indenture with respect to fewer than all the series of debt securities occurs and continues, either the indenture trustee or the holders of at least 33 percent in principal amount of the debt securities of any such series may declare the entire principal amount of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, if the event of default under the indenture is applicable to all outstanding debt securities under the indenture, only the indenture trustee or holders of at least 33 percent in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

     o ALLETE has paid or deposited with the indenture trustee a sum sufficient to pay:

          - all overdue interest, if any, on all debt securities of the series;

          - the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

          -    interest, if any, on overdue interest; and

          -    all amounts due to the indenture trustee under the indenture; or

     o any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of ALLETE. (See Indenture, Section 802.)

     Right to Direct Proceedings. Other than its duties in case of an event of default under the indenture, the indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the indenture trustee a reasonable indemnity. (See Indenture, Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any power conferred upon the indenture trustee . However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The indenture trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (See Indenture, Section 812).

     Limitation on Right to Institute Proceedings. No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or to exercise any remedy under the indenture, unless:

     o the holder has previously given to the indenture trustee written notice of a continuing event of default under the indenture;

     o the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture shall have occurred and be continuing have made a written request to the indenture trustee, and have offered reasonable indemnity to the indenture trustee to institute proceedings; and

     o the indenture trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Indenture, Section 807.)

     No Impairment of Right to Receive Payment. However, the limitations described in the preceding paragraph do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest, if any, on a debt security on or after the applicable due date. (See Indenture, Section 808.)

     Annual Notice to Indenture Trustee. ALLETE will provide to the indenture trustee an annual statement by an appropriate officer as to ALLETE's compliance with all conditions and covenants under the indenture. (See Indenture, Section 606.)

     Modification and Waiver. ALLETE and the indenture trustee may enter into one or more supplemental indentures without the consent of any holder of debt securities for any of the following purposes:

     o to evidence the assumption by any permitted successor of the covenants of ALLETE in the indenture and in the debt securities;

     o to add additional covenants of ALLETE or to surrender any right or power of ALLETE under the indenture;

     o    to add additional event of default under the indenture;

     o to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect in any material respect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, such change, elimination, or addition will become effective only as to such series:

          - when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

          - when no debt securities of such series remain outstanding under the indenture;

     o    to provide collateral security for all or part of the debt securities;

     o to establish the form or terms of debt securities of any other series as permitted by the indenture;

     o to provide for the authentication and delivery of bearer securities and coupons attached thereto;

     o to evidence and provide for the acceptance of appointment of a successor indenture trustee ;

     o to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to ALLETE may be served; or

     o to cure any ambiguity or inconsistency or to make any other changes to the provisions of the indenture or to add other provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

(See Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by ALLETE with certain restrictive provisions of the indenture. (See Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (See Indenture, Section 813.)

     If the Trust Indenture Act of 1939 is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. ALLETE and the indenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o reduce the percentage in principal amount of the outstanding debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by them.

(See Indenture, Section 1202.)

     A supplemental indenture that changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (See Indenture, Section 1202.)

     The indenture provides that debt securities owned by ALLETE or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Indenture, Section 101.)

     ALLETE may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but ALLETE shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same debt security and the holder of every debt security issued upon the registration of transfer of or in exchange of such debt securities. A transferee will be bound by acts of the indenture trustee or ALLETE taken in reliance thereon, whether or not notation of such action is made upon such debt security. (See Indenture, Section 104.)

     Resignation of the Indenture Trustee. The indenture trustee may resign at any time by giving written notice to ALLETE or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the indenture trustee and ALLETE. No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will be effective until the acceptance of appointment by a successor indenture trustee. So long as no event of default under the indenture or event which, after notice or lapse of time, or both, would become an event of default under the indenture has occurred and is continuing and except with respect to the indenture trustee appointed by act of the holders, if ALLETE has delivered to the indenture trustee a resolution of its Board of Directors appointing a successor indenture trustee and such successor has accepted such appointment in accordance with the terms of the indenture, the indenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as indenture trustee in accordance with the indenture. (See Indenture, Section 910.)

     Notices. Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Indenture, Section 106.)

     Title. ALLETE, the indenture trustee, and any agent of ALLETE or the indenture trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Indenture, Section 308.)

     Governing Law. The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Indenture, Section 112.)

     Information about the Indenture Trustee. The indenture trustee under the indenture is LaSalle Bank National Association. LaSalle Bank National Association acts, and may act, as trustee under various other indentures of ALLETE and its affiliates. ALLETE and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the indenture trustee and its affiliates in the ordinary course of their business.

      DESCRIPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     General. ALLETE Capital will issue preferred trust securities and common trust securities under a trust agreement among ALLETE, as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, several administrative trustees and the holders of preferred trust securities and common trust securities. The preferred trust securities will represent preferred undivided beneficial interests in the assets of ALLETE Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The following descriptions of the preferred trust securities and the trust agreement are summaries and are qualified by reference to the trust agreement. The form of the trust agreement is being filed as an exhibit to the registration statement, and you should read the trust agreement for provisions that may be important to you. References to certain sections of the trust agreement are included in parentheses. Whenever particular provisions or defined terms in the trust agreement are referred to under this "Description of Preferred Trust Securities and Common Trust Securities," those provisions or defined terms are incorporated by reference in this prospectus. The trust agreement will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the preferred trust securities.

     The preferred trust securities and the common trust securities issued by ALLETE Capital will be substantially the same except that, if ALLETE Capital fails to make required payments, the rights of ALLETE as the holder of the common trust securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace any of trustees of ALLETE Capital except for the administrative trustees. All of the common trust securities of ALLETE Capital will be owned by ALLETE.

     ALLETE will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o    ALLETE's obligations under the junior subordinated debentures;

     o the rights of holders of preferred trust securities to enforce ALLETE's obligations under the junior subordinated debentures;

     o    ALLETE's agreement to pay the expenses of ALLETE Capital; and

     o ALLETE's guarantee of payments due on the preferred trust securities to the extent of ALLETE Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by ALLETE. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by ALLETE of the preferred trust securities.

     If and to the extent described in the prospectus supplement, ALLETE may assign its rights and obligations relating to preferred trust securities. The obligations which ALLETE could assign would include its obligations under the junior subordinated debentures, its agreement to pay the expenses of ALLETE Capital and its guarantee of payments due on the preferred trust securities to the extent of ALLETE Capital's assets. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities of ALLETE Capital.

     ALLETE Capital will use the proceeds from the sale of the preferred trust securities and common trust securities to purchase junior subordinated debentures from ALLETE in an aggregate principal amount equal to the aggregate liquidation preference amount of the preferred trust securities and the common trust securities. The junior subordinated debentures will be issued under a subordinated indenture between ALLETE and The Bank of New York, as debenture trustee under the subordinated indenture. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred trust securities and common trust securities. (See Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see "Description of Junior Subordinated Debentures" below.

     Distributions. The only income of ALLETE Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. If ALLETE does not make interest payments on the junior subordinated debentures (or does not pay the expenses of ALLETE Capital), ALLETE Capital will not have funds available to pay distributions on the preferred trust securities. The payment of distributions, if and to the extent ALLETE Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by ALLETE.

     So long as there is no default in the payment of interest on the junior subordinated debentures, ALLETE may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on the preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. If ALLETE extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, ALLETE may not:

     o declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of ALLETE;

     o redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; and

     o    make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, ALLETE may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, ALLETE may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

     Redemption of Preferred Trust Securities and Common Trust Securities. Whenever any of the junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of preferred trust securities and common trust securities. Holders of preferred trust securities and common trust securities will be given not less than 30 nor more than 60 days' notice of any redemption.

     Redemption Procedures. Preferred trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only if ALLETE Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (See Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, ALLETE Capital will irrevocably deposit with the paying agent for the preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of the preferred trust securities called for redemption is improperly withheld or refused and not paid either by ALLETE Capital or by ALLETE pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (See Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, ALLETE may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (See Trust Agreement, Section 4.02(f).)

     Subordination of Common Trust Securities. Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the preferred trust securities and common trust securities shall be made proportionally based on the liquidation preference amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of preferred trust securities then due and payable. (See Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (See Trust Agreement, Section 4.03(b).)

     Liquidation Distribution upon Dissolution. ALLETE Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o    the expiration of the term of ALLETE Capital;

     o    the bankruptcy, dissolution or liquidation of ALLETE;

     o    redemption of all of the preferred trust securities;

     o the entry of an order for dissolution of ALLETE Capital by a court of competent jurisdiction; or

     o    at any time, at the election of ALLETE.

(See Trust Agreement, Sections 9.01 and 9.02.)

     If a dissolution of ALLETE Capital occurs because of bankruptcy, dissolution or liquidation of ALLETE, if all the preferred trust securities are redeemed, or if ALLETE so elects, ALLETE Capital will be liquidated by the property trustee as expeditiously as the property trustee determines to be appropriate. The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the preferred trust securities and common trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, holders of the preferred trust securities will be entitled to receive, out of the assets of ALLETE Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because ALLETE Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by ALLETE Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation preference amount of the preferred trust securities they hold. ALLETE, as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of ALLETE Capital. (See Trust Agreement, Section 9.04.)

     Events of Default; Notice. Any one of the following events will be an event of default under the trust agreement whether it be voluntary or involuntary or effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     o the occurrence of an event of default under the subordinated indenture;

     o default by ALLETE Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     o default by ALLETE Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     o default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with above, and the continuation of that default or breach for a period of 60 days after notice to ALLETE Capital by the holders of preferred trust securities having at least 10 percent of the total liquidation preference amount of the outstanding preferred trust securities; or

     o the occurrence of specified events of bankruptcy or insolvency with respect to ALLETE Capital.

(See Trust Agreement, Section 1.01.)

     Within 90 business days after the occurrence of any event of default under the trust agreement, the property trustee will transmit to the holders of preferred trust securities and common trust securities and ALLETE notice of any default actually known to the property trustee, unless that default has been cured or waived. (See Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (See Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (See Trust Agreement, Section 8.10.)

     Merger or Consolidation of the Property Trustee or the Delaware Trustee. If the property trustee or the Delaware trustee merge, consolidate with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (See Trust Agreement, Section 8.12.)

     Voting Rights. Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will have no voting rights not otherwise required by law or the trust agreement. (See Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures,

     o    waive any past default under the subordinated indenture,

     o exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable, or

     o consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66-2/3 percent of the liquidation preference amount of the outstanding preferred trust securities. Where the consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The property trustee shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against ALLETE to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or any one else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that ALLETE Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (See Trust Agreement, Sections 6.01(a) and 6.01(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (See Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote (See Trust Agreement, Section 6.01).

     No vote or consent of the holders of preferred trust securities will be required for ALLETE Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     Although holders of preferred trust securities are entitled to vote or consent under any of the circumstances described above, any of the preferred trust securities that are owned by ALLETE, any trustee under the trust agreement or any affiliate of ALLETE, shall be treated as if they were not outstanding for purposes of that vote or consent. (See Trust Agreement, Section 1.01.)

     Holders of preferred trust securities will have no rights to appoint or remove the administrative trustees of ALLETE Capital, who may be appointed, removed or replaced solely by ALLETE as the holder of the common trust securities. (See Trust Agreement, Section 8.10.)

     Amendments. The trust agreement may be amended from time to time by ALLETE and the administrative trustees, without the consent of any holders of preferred trust securities and common trust securities or the other trustees:

     o to cure any ambiguity, correct or supplement inconsistent provisions, make any other provisions with respect to matters or questions arising under the trust agreement that do not conflict with the other provisions of the trust agreement or any amendments of the trust agreement;

     o    to change the name of the trust; or

     o to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that ALLETE Capital will not be classified for United States federal income tax purposes as an association taxable as a corporation at any time that any preferred trust securities and common trust securities are outstanding or to ensure ALLETE Capital's exemption from the status of an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of preferred trust securities or common trust securities. The amendments of the trust agreement which cure ambiguity, correct inconsistencies or supplement existing provisions will become effective when notice of the amendment is given to the holders of preferred trust securities and common trust securities.

     Except as provided below, any provision of the trust agreement may be amended by the trustees and ALLETE with:

     o the consent of holders of preferred trust securities and common trust securities representing not less than a majority in aggregate liquidation preference amount of the preferred trust securities and common trust securities then outstanding; and

     o receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause ALLETE Capital to be classified for United States federal income tax purposes as an association taxable as a corporation or affect ALLETE Capital's exemption from status of an "investment company" under the Investment Company Act of 1940.

     Each holder of preferred trust securities or common trust securities must consent to any amendment to the trust agreement that:

     o changes the amount or timing of any distribution with respect to preferred trust securities or common trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of preferred trust securities and common trust securities as of a specified date; or

     o restricts the right of a holder of preferred trust securities or common trust securities to institute suit for the enforcement of any such payment on or after that date.

(See Trust Agreement, Section 10.03.)

     Co-trustees and Separate Trustee. If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act of 1939 or of any jurisdiction in which any part of the trust property of ALLETE Capital may at the time be located, ALLETE, as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, ALLETE, as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If ALLETE, as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (See Trust Agreement, Section 8.09.)

     Form, Exchange, and Transfer. Preferred trust securities of ALLETE Capital may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation preference.

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by ALLETE for such purpose. ALLETE may designate itself the preferred trust security registrar. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the preferred trust securities. However, ALLETE may require payment to cover any tax or other governmental charge that may be imposed. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that ALLETE Capital or ALLETE may require. (See Trust Agreement,
Section 5.04.) A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request. ALLETE may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that ALLETE will be required to maintain a transfer agent in each place of payment for preferred trust securities.

     ALLETE Capital will not be required to

     o issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed or

     o register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part.

(See Trust Agreement, Section 5.04)

     Registrar and Transfer Agent. Unless otherwise specified in the prospectus supplement, The Bank of New York will act as registrar and transfer agent for the preferred trust securities.

     Registration of transfers of the preferred trust securities will be made without charge by ALLETE Capital, unless tax or other governmental charges are imposed. In that case, the holder requesting transfer must pay the tax or charges and give such indemnity as ALLETE Capital or ALLETE may require.

     Information about the Property Trustee and the Delaware Trustee. The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the mortgage, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of ALLETE and its affiliates. ALLETE and its affiliates maintain deposit accounts and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

     Duties of the Trustees. The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. (See Trust Agreement, Section 2.06.) The property trustee will hold the junior subordinated debentures on behalf of ALLETE Capital and will maintain a payment account with respect to the preferred trust securities and common trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act of 1939.

     The administrative trustees of ALLETE Capital are authorized and directed to conduct the affairs of ALLETE Capital and to operate ALLETE Capital so that ALLETE Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 or taxed as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of ALLETE for United States federal income tax purposes. In this regard, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (See Trust Agreement, Section 2.07(d).)

     Governing Law. The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (See Trust Agreement, Section 10.05.)

     Miscellaneous. Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     General. Material terms of the guarantee that ALLETE will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The following description of the guarantee is a summary and is qualified by reference to the guarantee. The form of the guarantee is being filed as an exhibit to the registration statement, and you should read the guarantee for provisions that may be important to you. References to certain sections of the guarantee are included in parentheses. Whenever particular provisions or defined terms in the guarantee are referred to under this "Description of the Guarantee," those provisions or defined terms are incorporated by reference in this prospectus. The guarantee will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

     General Terms of the Guarantee. ALLETE will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by ALLETE Capital, as and when due, regardless of any defense, right of set-off or counterclaim that ALLETE may have or assert. The following payments will be subject to the guarantee (without duplication):

     o any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent ALLETE Capital has funds available therefor;

     o the redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by ALLETE Capital, to the extent ALLETE Capital has sufficient funds for payments; and

     o upon a voluntary or involuntary dissolution, winding-up or termination of ALLETE Capital except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          - the aggregate of the liquidation preference and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that ALLETE Capital has funds available therefor; and

          - the amount of assets of ALLETE Capital remaining available for distribution to holders of preferred trust securities in liquidation of ALLETE Capital.

ALLETE's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by ALLETE to the holders of preferred trust securities or by causing ALLETE Capital to pay those amounts to those holders. (See Guarantee Agreement, Sections 1.01 and 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that ALLETE Capital does not have funds available to make those payments or to any collection of payment.

     If ALLETE does not make interest payments on the junior subordinated debentures held by ALLETE Capital, ALLETE Capital will not have funds available to pay distributions on the preferred trust securities. The guarantee will rank subordinate and junior in right of payment to all liabilities of ALLETE except liabilities that are equal in right of payment by their terms. (See Guarantee Agreement, Section 6.01.)

     ALLETE will enter into an agreement as to expenses and liabilities with ALLETE Capital, to provide funds to ALLETE Capital as needed to pay obligations of ALLETE Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of ALLETE with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by ALLETE. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by ALLETE of the preferred trust securities.

     Amendments and Assignment. No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66-2/3 percent of the total liquidation preference amount of the outstanding preferred trust securities. (See Guarantee Agreement, Section 8.02.) All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of ALLETE and will inure to the benefit of the holders of the preferred trust securities then outstanding. (See Guarantee Agreement, Section 8.01.)

     If and to the extent described in the prospectus supplement, ALLETE may assign its obligations under the guarantee. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities.

     Events of Default. An event of default under the guarantee will occur if ALLETE fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation preference of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. (See Guarantee Agreement, Section 5.04.)

     If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against ALLETE to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against ALLETE Capital, the guarantee trustee or anyone else. (See Guarantee Agreement, Section 5.04.)

     Annual Notice to Guarantee Trustee. ALLETE will be required to file annually with the guarantee trustee an officer's certificate as to ALLETE's compliance with all conditions under the guarantee. (See Guarantee Agreement, Section 2.04.)

     Information about the Guarantee Trustee. The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (See Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (See Guarantee Agreement, Section 3.01(c).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the mortgage, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of ALLETE and its affiliates. ALLETE and its affiliates maintain deposit accounts and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

     Termination of the Guarantee. The guarantee will terminate and be of no further force and effect upon:

     o full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o the distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o    full payment of the amounts payable upon liquidation of ALLETE
          Capital.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee. (See Guarantee Agreement, Section 7.01.)

     Status of the Guarantee. The guarantee will be an unsecured obligation of ALLETE and will rank:

     o subordinate and junior in right of payment to all liabilities of ALLETE, except any liabilities that are equal in right of payment by their terms;

     o equal in right of payment with the most senior preferred stock that may be issued by ALLETE and with any guarantee that may be entered into by ALLETE in respect of any preferred stock of any affiliate of ALLETE; and

     o    senior to ALLETE's common stock.

(See Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against ALLETE to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else.

     Governing Law. The guarantee will be governed by and construed in accordance with the laws of the State of New York. (See Guarantee Agreement, Section 8.06.)

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     General. The junior subordinated debentures which the property trustee will hold on behalf of ALLETE Capital as trust assets will be subordinated obligations of ALLETE. The junior subordinated debentures will be issued in one or more series under a subordinated indenture ("subordinated indenture") between ALLETE and The Bank of New York, as debenture trustee ("debenture trustee") with respect to the junior subordinated debentures.

     The following description of the junior subordinated debentures and the subordinated indenture are summaries and are qualified by reference to the subordinated indenture. The form of the subordinated indenture is being filed as an exhibit to the registration statement, and you should read the subordinated indenture for provisions that may be important to you. References to certain sections of the subordinated indenture are included in parentheses. Whenever particular provisions or defined terms in the subordinated indenture are referred to under this "Description of Junior Subordinated Debentures," those provisions or defined terms are incorporated by reference in this prospectus. The subordinated indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the junior subordinated debentures.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to ALLETE Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     The prospectus supplement and an officer's certificate relating to the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o    the title of the junior subordinated debentures;

     o any limit upon the total principal amount of the junior subordinated debentures;

     o the date or dates on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o the rate or rates at which the junior subordinated debentures will bear interest, or how the rate or rates will be determined;

     o the date or dates from which interest on the junior subordinated debentures will accrue, the interest payment dates on which interest will be paid, and the record dates for such interest payments;

     o any right to extend the interest payment periods for the junior subordinated debentures;

     o the percentage, if less than 100 percent, of the principal amount of the junior subordinated debentures which will be payable if the maturity of the junior subordinated debentures is accelerated;

     o any date or dates on which, and the price or prices at which, the junior subordinated debentures may be redeemed at the option of ALLETE and any restrictions on such redemptions;

     o any sinking fund or other provisions or options held by holders of junior subordinated debentures that would obligate ALLETE to repurchase or otherwise redeem the junior subordinated debentures;

     o any changes or additions to the events of default under the subordinated indenture or changes or additions to the covenants of ALLETE under the subordinated indenture;

     o if the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o if payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o any rights or duties of another person to assume the obligations of ALLETE with respect to the junior subordinated debentures;

     o any collateral, security, assurance or guarantee for the junior subordinated debentures;

     o any rights to change, or eliminate any provision under the subordinated indenture or to add any new provision to the subordinated indenture without the consent of the holders of the junior subordinated debentures of such series; and

     o any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

(See Subordinated Indenture, Section 301.)

     The junior subordinated debentures of each series will be limited in total principal amount to the sum of the aggregate liquidation preference amount of the preferred trust securities and the consideration paid by ALLETE for the common trust securities of ALLETE Capital. The junior subordinated debentures are unsecured, subordinated obligations of ALLETE which rank junior to all of ALLETE's Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of ALLETE, for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of ALLETE unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of ALLETE under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (See Subordinated Indenture, Section 101.) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on preferred trust securities and common trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of ALLETE Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee. (See Subordinated Indenture, Section 201.)

     Payment and Paying Agents. Except as may be provided in the prospectus supplement, interest, if any, on each junior subordinated debenture payable on each interest payment date will be paid to the person in whose name such junior subordinated debenture is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any junior subordinated debenture, the defaulted interest may be paid to the holder of such junior subordinated debenture as of the close of business on a date to be fixed by the debenture trustee, which will be between 10 and 15 days prior to the date proposed by ALLETE for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such junior subordinated debenture may be listed, if the debenture trustee finds it practicable. (See Subordinated Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest on the junior subordinated debentures at maturity will be payable upon presentation of the junior subordinated debentures at the corporate trust office of the debenture trustee as Paying Agent for ALLETE. ALLETE may change the place of payment on the junior subordinated debentures, may appoint one or more additional Paying Agents, including ALLETE, and may remove any Paying Agent, all at the discretion of ALLETE. (See Subordinated Indenture, Section 602.)

     Registration and Transfer. Unless otherwise specified in the prospectus supplement, the transfer of junior subordinated debentures may be registered, and junior subordinated debentures may be exchanged for other junior subordinated debentures of the same series of authorized denominations and with the same terms and principal amount, at the corporate trust office of the debenture trustee. ALLETE may change the place for registration of transfer and exchange of the junior subordinated debentures and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the junior subordinated debentures. However, ALLETE may require payment to cover any tax or other governmental charge that may be imposed. ALLETE will not be required to execute or to provide for the registration of transfer of, or the exchange of,

     o any junior subordinated debenture during a period of 15 days prior to giving any notice of redemption or

     o any junior subordinated debenture selected for redemption except the unredeemed portion of any junior subordinated debenture being redeemed in part.

(See Subordinated Indenture, Section 305.)

     Optional Redemption. For so long as ALLETE Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by ALLETE Capital to redeem preferred trust securities and common trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (See Subordinated Indenture, Section 4.04.)

     Interest. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the last business day of the earlier year. These payments will have the same force and effect as if made on the date the payment was originally payable. (See Subordinated Indenture, Section 113.)

     Option to Extend Interest Payment Period. So long as there is no default in the payment of interest on the junior subordinated debentures, ALLETE may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If ALLETE extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, ALLETE may not:

     o declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of ALLETE;

     o redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    make any guarantee payments with respect to any of the above.

(See Subordinated Indenture, Section 608.)

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, ALLETE may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, ALLETE may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. ALLETE will give ALLETE Capital and the debenture trustee notice of its election of an extension period prior to the earlier of

     o one business day before the record date for the distribution which would occur if ALLETE did not make the election to extend or

     o the date ALLETE is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date. ALLETE will cause ALLETE Capital to send notice of that election to the holders of preferred trust securities.

     Additional Interest. So long as any preferred trust securities remain outstanding, if ALLETE Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then ALLETE will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by ALLETE Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as ALLETE Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (See Subordinated Indenture, Section 312.)

     Assignment of Obligations. If and to the extent described in the prospectus supplement, ALLETE may assign its obligations under the junior subordinated debentures and the subordinated indenture. The terms and conditions and any material United States federal income tax consequences of any permitted assignment shall be described in the prospectus supplement relating to the preferred trust securities.

     Satisfaction and Discharge. ALLETE will be discharged from its obligations on the junior subordinated debentures of a particular series, or any portion thereof of the principal amount of the junior subordinated debentures of such series, if it irrevocably deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the junior subordinated debentures of such series at their stated maturity date or a redemption date. (See Subordinated Indenture, Section 701.)

     The subordinated indenture will be deemed satisfied and discharged when no junior subordinated debentures remain outstanding and when ALLETE has paid all other sums payable by ALLETE under the subordinated indenture. (See Indenture, Section 702.)

     All moneys ALLETE pays to the debenture trustee or any Paying Agent on the junior subordinated debentures which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of ALLETE. Thereafter, the holder of such junior subordinated debenture may look only to ALLETE for payment thereof. (See Subordinated Indenture, Section 603.)

     Subordination. The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of ALLETE. (See Subordinated Indenture, Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all holders of Senior Indebtedness have been paid, if any of the following occurs:

     o specified events of bankruptcy, insolvency or reorganization of ALLETE;

     o any Senior Indebtedness is not paid when due and that default continues without waiver;

     o any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness have accelerated the maturity of the indebtedness; or

     o the maturity of any other series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

(See Subordinated Indenture, Section 1501.)

     Upon any distribution of assets of ALLETE to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (See Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of February 28, 2001 ALLETE had approximately $1.3 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

     Consolidation, Merger, and Sale of Assets. Under the terms of the subordinated indenture, ALLETE may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes ALLETE's obligations on all junior subordinated debentures and under the subordinated indenture;

     o immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default under the subordinated indenture, shall have occurred and be continuing; and

     o ALLETE shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

     The terms of the subordinated indenture do not restrict ALLETE in a merger in which ALLETE is the surviving entity. (See Subordinated Indenture, Section 1101.)

     Events of Default. The term "event of default", when used in the subordinated indenture with respect to any series of junior subordinated debentures, means any of the following:

     o failure to pay interest, if any, on any junior subordinated debenture for 30 days after it is due;

     o failure to pay the principal of or premium, if any, on any junior subordinated debenture when due;

     o failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after ALLETE receives written notice from the debenture trustee or ALLETE and the debenture trustee receives a written notice from 33 percent of the holders of the junior subordinated debentures of that series; however, the debenture trustee or the debenture trustee and the holders of such principal amount of junior subordinated debentures of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if ALLETE is diligently pursuing action to correct the default;

     o    certain events in bankruptcy, insolvency or reorganization of ALLETE;
          or

     o any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

(See Subordinated Indenture, Section 801.)

     The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default except, a default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture.

  Remedies.

     Acceleration of Maturity. If an event of default under the subordinated indenture with respect to fewer than all the series of junior subordinated debentures occurs and continues, either the debenture trustee or the holders of at least 33 percent in principal amount of the junior subordinated debentures of any such series may declare the entire principal amount of all the junior subordinated debentures of such series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33 percent in principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the subordinated indenture giving rise to such declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o ALLETE has paid or deposited with the debenture trustee a sum sufficient to pay:

          - all overdue interest, if any, on all junior subordinated debentures of the series;

          - the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest, if any, that is currently due;

          -    interest, if any, on overdue interest; or

          - all amounts due to the debenture trustee under the subordinated indenture; and

     o any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of ALLETE. (See Subordinated Indenture, Section 802.)

     Right to Direct Proceedings. Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. (See Subordinated Indenture, Section
903). If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, voting as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (See Subordinated Indenture, Section 812.)

     Limitation on Right to Institute Proceedings. No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or to exercise any remedy under the subordinated indenture, unless:

     o the holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture will have occurred and be continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o the debenture trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Subordinated Indenture, Section 807.)

     No Impairment to Right to Receive Payment. However, the limitations described in the preceding paragraph, do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal of or premium, if any, or interest on a subordinated junior debenture on or after the applicable due date. (See Subordinated Indenture, Section 808.)

     Annual Notice to Debenture Trustee. ALLETE will provide to the debenture trustee an annual statement by an appropriate officer as to ALLETE's compliance with all conditions and covenants under the subordinated indenture. (See Subordinated Indenture, Section 606.)

     Enforcement of Certain Rights by Holders of Preferred Trust Securities. If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against ALLETE as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against ALLETE to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation preference amount of its preferred trust securities. (See Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against ALLETE any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against ALLETE to the fullest extent permitted by law. (See Subordinated Indenture, Section 807.)

     Modification and Waiver. ALLETE and the debenture trustee may enter into one or more supplemental indentures, without the consent of any holder of junior subordinated debentures, for any of the following purposes:

     o to evidence the assumption by any permitted successor of the covenants of ALLETE in the subordinated indenture and in the junior subordinated debentures;

     o to add additional covenants of ALLETE or to surrender any right or power of ALLETE under the subordinated indenture;

     o    to add additional events of default;

     o to change, eliminate or add any provision to the subordinated indenture; provided, however, if the change, elimination or addition will adversely affect in any material respect the interests of the holders of junior subordinated debentures of any series, other than any series the terms of which permit such change, elimination or addition, such change, elimination or addition will become effective as to such series only:

          - when the consent of the holders of junior subordinated debentures of such series has been obtained in accordance with the subordinated indenture; or

          - when no junior subordinated debentures of such series remain outstanding under the subordinated indenture;

     o to provide collateral security for all but not part of the junior subordinated debentures;

     o to establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o to provide for the authentication and delivery of bearer securities and coupons attached thereto;

     o to evidence and provide for the acceptance of appointment of a successor debenture trustee;

     o to provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o to change any place where principal, premium, if any, and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to ALLETE may be served; or

     o to cure any ambiguity or inconsistency or to make any other changes to the provisions of the subordinated indenture or to add other provisions with respect to matters and questions arising under the subordinated indenture, provided that such other changes or additions shall not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

(See Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by ALLETE with certain restrictive provisions of the subordinated indenture. (See Subordinated Indenture, Section 607). The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act of 1939 is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. ALLETE and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (See Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     o change the stated maturity of the principal of, or any installment of principal of or interest on, any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the subordinated indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o modify certain of the provisions of the subordinated indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them.

(See Subordinated Indenture, Section 1202.)

     A supplemental indenture that changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation preference of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100 percent in aggregate liquidation preference of all such preferred trust securities then outstanding which would be affected. (See Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by ALLETE or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Subordinated Indenture, Section 101.)

     ALLETE may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but ALLETE shall have no obligation to do so. If such record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or in exchange of such junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or ALLETE taken in reliance thereon, whether or not notation of such action is made upon such junior subordinated debenture. (See Subordinated Indenture, Section 104.)

     Resignation of the Debenture Trustee. The debenture trustee may resign at any time by giving written notice to ALLETE or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and ALLETE. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor debenture trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a debenture trustee appointed by act of the holders, if ALLETE has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor debenture trustee and the successor has accepted such appointment in accordance with the terms of the subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the subordinated indenture (See Subordinated Indenture, Section
910).

     Notices. Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register. (See Subordinated Indenture, Section 106.)

     Title. ALLETE, the debenture trustee, and any agent of ALLETE or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not such junior subordinated debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Subordinated Indenture, Section 308.)

     Governing Law. The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (See Subordinated Indenture, Section 112.)

     Information about the Debenture Trustee. The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the mortgage, property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York acts, and may act, as trustee under various other indentures, trusts and guarantees of ALLETE and its affiliates. ALLETE and its affiliates maintain deposit accounts and conduct other banking transactions with the debenture trustee in the ordinary course of their business.

                              PLAN OF DISTRIBUTION

     ALLETE and ALLETE Capital may sell the securities:

     o    through underwriters or dealers;

     o    through agents; or

     o    directly to one or more purchasers.

     Through Underwriters or Dealers. If ALLETE and ALLETE Capital use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. If ALLETE and ALLETE Capital use a dealer in the sale, ALLETE and ALLETE Capital will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Through Agents. ALLETE and ALLETE Capital may designate one or more agents to sell the securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

     Directly. ALLETE and ALLETE Capital may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

     General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to ALLETE and ALLETE Capital from the sale of the securities, any initial public offering price and other terms of the offering of the securities.

     ALLETE and ALLETE Capital may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from ALLETE and ALLETE Capital at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

     ALLETE and ALLETE Capital may have agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to ALLETE's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Legal conclusions and opinions specifically attributed to General Counsel herein under "Description of First Mortgage Bonds", the statements as to matters of law and legal conclusions under "Description of Common Stock" and in the documents incorporated in this prospectus by reference have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary of ALLETE, and are set forth or incorporated by reference herein in reliance upon his opinion given upon his authority as an expert.

     As of March 1, 2001, Mr. Halverson owned 23,220 shares of common stock of ALLETE. Mr. Halverson is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the Employee Stock Ownership Plan and Supplemental Retirement Plan. Under the Executive Long-Term Incentive Compensation Plan, Mr. Halverson has:

     o been granted options to purchase 45,432 shares of ALLETE common stock, of which 33,684 options are fully vested, the remainder of which shall vest over the next two years, and all of which will expire ten years from the date of grant;

     o earned approximately 461 performance shares that have not yet been paid out under the terms of this Plan; and

     o an award opportunity for up to 7,538 additional performance shares contingent upon the attainment of certain performance goals of ALLETE for the period January 1, 2000 through December 31, 2001.

                                 LEGAL OPINIONS

     Certain matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of ALLETE Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for ALLETE and ALLETE Capital. The legality of the other securities will be passed upon for ALLETE by Mr. Halverson and by Thelen Reid & Priest LLP, New York, New York, counsel for ALLETE, and for any underwriter, dealer or agent by Morrison Cohen Singer & Weinstein, LLP, New York, New York.

                               -------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ALLETE HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. ALLETE IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.